Exhibit 99.1
QUESTCOR REPORTS FIRST QUARTER 2010 RESULTS
Paid Acthar Prescriptions for MS up 197% over Prior Year Quarter
Pilot Commercial Effort Launched in Nephrotic Syndrome
Prescriptions for IS Continue within Historic Range
First Quarter Net Income of $0.12 per share on $26.2 Million in Net Sales
FDA Advisory Committee to Discuss Possible Acthar Approval for IS on May 6
Conference Call Today at 4:30 p.m. ET
UNION CITY, CA, April 29, 2010 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported improved year-over-year financial results for the first quarter ended March 31, 2010. The Company’s financial performance was driven primarily by:
•	a 197% increase in the number of new paid Acthar prescriptions for the treatment of multiple sclerosis (MS) exacerbations as compared to the first quarter of 2009.

•	a reduced rebate liability to U.S. government insurance plans due to improved Tricare pricing and a provision in the recently passed Patient Protection and Affordable Care Act of 2010.
Net sales totaled $26.2 million for the quarter ended March 31, 2010 compared to $23.3 million for the quarter ended March 31, 2009. Net income for the first quarter of 2010 was $7.9 million, or $0.12 per diluted common share compared to $7.7 million, or $0.11 per diluted common share, for the first quarter of 2009. Because rebates owed to government sponsored insurance plans were lower in the first quarter of 2010, sales reserves decreased to $7.2 million compared to $9.8 million during the first quarter of 2009. The reduction in rebates was due to improved Tricare pricing and a provision in the recently passed Patient Protection and Affordable Care Act of 2010 which limits Medicaid rebates to 100% of a company’s average manufacturer’s price. Expenses were higher in the first quarter of 2010 than in the first quarter of 2009 because of the investments that Questcor is making in its business. These investments include an expanded sales and marketing effort to increase Acthar sales in MS and increased research and development expenses to fund studies of Acthar in several indications and to support the company’s application for approval of Acthar for the treatment of infantile spasms (IS).
“We continue to successfully execute our growth strategies for Acthar,” said Don M. Bailey, President and CEO. “For the past year and a half, we have educated neurologists on the benefits of using Acthar to treat specific types of patients experiencing exacerbations due to MS. Based on company estimates, we believe that net sales of Acthar for the treatment of MS now exceed Acthar net sales for the treatment of IS, which historically has been the primary therapeutic use for Acthar.”
“In addition, during the quarter, we continued to observe the filling of a modest number of spontaneous prescriptions for Acthar for the treatment of nephrotic syndrome (NS). During the period, 11 new paid Acthar prescriptions for NS were filled, which is in the same range as the spontaneous, new NS commercially-paid prescriptions filled in the fourth quarter of 2009. In addition to these new prescriptions, due to the longer treatment period for NS, we observed refills resulting from new NS prescriptions filled in the previous quarter. We are encouraged by the potential for this expanded use of Acthar for NS, an on-label indication. Therefore, we have initiated, starting in early April, a pilot sales program calling on approximately 60 out of an estimated 7,000 nephrologists,” Mr. Bailey added.
“Questcor continues to experience fluctuations in quarterly demand for Acthar to treat IS. During the first quarter of 2010, prescription levels for Acthar for the treatment of IS, while lower than the level in the first quarter of 2009, were within the normal historic range. We are preparing for the May 6th FDA Advisory Committee meeting, where the possible approval of Acthar for the treatment of IS will be discussed,” Mr. Bailey concluded.
MS, IS and NS Sales
During the first quarter of 2010, Questcor shipped 1,446 vials of Acthar compared to 1,429 vials for the first quarter of 2009. Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that at least 90% of new Acthar prescriptions are processed by this support center, but that very few refill prescriptions are processed at this center.
In order to help investors better understand the trends in sales of Acthar for each of its three principal therapeutic uses (MS, IS, and NS), Questcor has grouped new prescriptions processed by its reimbursement center into two groups—“Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains at least 70% of the price charged to its distributor. “Fully Rebated” prescriptions are those for which Questcor has recorded a liability approximately equal to or greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:
“Paid” prescriptions include all prescriptions in the following payer categories:
•	Commercial—For all time periods.

•	Tricare—For 2008 and 2010.

•	Medicaid Managed Care—For all time periods (see Note 1 below).
“Fully Rebated” prescriptions include:
•	Those reimbursed by fee-for-service Medicaid insurance and other state programs that are eligible for full rebates as Medicaid Waivers’ Programs for all time periods.

•	Tricare—For 2009.
The following tables show, for each of the three principal Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated.” (Note that the columns in this table differ from the table in Questcor’s March 1, 2010 earnings release because of the improved level of Tricare pricing effective January 1, 2010.):

Multiple Sclerosis New Prescriptions

	Paid	Fully Rebated
Q1-08	24	5
Q2-08	35	1
Q3-08	51	5
Q4-08	68	3

Total 2008	178	14

Q1-09	78	8
Q2-09	125	17
Q3-09	141	19
Q4-09	213	15

Total 2009	557	59

Q1-10	232	11
Infantile Spasms New Prescriptions

	Paid	Fully Rebated
Q1-08	100	38
Q2-08	117	47
Q3-08	116	67
Q4-08	106	56

Total 2008	439	208

Q1-09	104	75
Q2-09	93	68
Q3-09	61	58
Q4-09	95	45

Total 2009	353	246

Q1-10	91	46
Nephrotic Syndrome New Prescriptions

	Paid	Fully Rebated
Q1-09	1	0
Q2-09	3	1
Q3-09	2	0
Q4-09	14	3

Total 2009	20	4

Q1-10	11	0

Notes: (1) Because the recent health care legislation made Medicaid Managed Care prescriptions rebate eligible effective 3/23/10, a rebate liability for the few prescriptions estimated to be filled between 3/23/10 and 3/31/10 was accrued in the first quarter of 2010. During Q1-2010, the Company, like all other pharmaceutical companies, did not have the ability to accurately identify specific Medicaid Managed Care prescriptions so it is possible that a few prescriptions identified as “Paid” in Q1-10 may subsequently be reclassified as “Fully Rebated.” Beginning in the second quarter of 2010 Questcor is enhancing and refining its processes for identifying specific Medicaid Managed Care prescriptions. A rebate liability will be taken for this category of prescriptions in future quarters as appropriate.

(2)	Historical trend information is not necessarily indicative of future results.

(3)	The total number of vials associated with an individual prescription varies by the condition being treated and by patient.
“As the above tables illustrate, the use of Acthar in the treatment of exacerbations associated with MS is continuing to expand,” commented Steve Cartt, Executive Vice President and Chief

Business Officer. “This growth is a direct result of our sustained commercial effort in the MS market. Our first quarter MS sales were particularly strong during March 2010 and this strength has continued during April. Furthermore, our MS sales are now benefitting from the revised government Tricare pricing for Acthar which became effective January 1, 2010.”
Sales Reserves—Medicaid, Tricare and VA Adjustments
As required by federal regulations, the Company has provided rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under fee-for-service and other full rebate eligible insurance plans. As a result of the recently passed health care legislation entitled the Patient Protection and Affordable Care Act of 2010, effective January 1, 2010, the effective Medicaid rebate for Acthar was reduced from 110% to 100% of the amount Questcor receives for Medicaid prescriptions. However, effective March 23, 2010, these rebates have been extended to Acthar dispensed to Medicaid patients covered under managed care insurance plans.
The Department of Defense (DOD) operates a prescription drug program through its Tricare Management Administration (Tricare). Effective January 1, 2010, new pricing for Acthar went into effect for purchases by Tricare and Veterans Administration (VA) medical centers. While VA sales were immaterial in the first quarter of 2010, 13 Tricare prescriptions were filled, up slightly from the level experienced in the third and fourth quarters of 2009 (see Note 1 above).
The impact of these changes on Questcor’s first quarter results was discussed earlier in this press release.
Cash, Accounts Receivable and Share Repurchase Program
At April 23, 2010, Questcor’s cash, cash equivalents and short-term investments totaled approximately $80 million, and accounts receivable totaled approximately $11 million.
During the first quarter, the Company did not repurchase any shares under its share repurchase program. As of March 31, 2010, Questcor had 62.0 million shares of common stock outstanding, with 5.1 million shares remaining under its common stock repurchase program.
Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President and Chief Business Officer; Dr. David Young, Chief Scientific Officer; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; Dr. Jason Zielonka, Senior Vice President and Chief Medical Officer; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 877-941-9205 for domestic participants and 480-629-9039 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4285207#. An archived webcast will also be available at www.questcor.com.
About Questcor

Questcor Pharmaceuticals, Inc. is a pharmaceutical company focused on diseases and disorders for which there is significant unmet medical need. Questcor’s primary drug is H.P. Acthar® Gel (repository corticotropin injection). H.P. Acthar Gel (“Acthar”) is an injectable drug that is approved for the treatment of certain disorders, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “if,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:
•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace and other therapeutic areas;

•	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication;

•	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;

•	Questcor’s ability to accurately forecast the demand for its products;

•	Questcor’s ability to receive high reimbursement levels from third party payers;

•	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

•	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities, including the Department of Defense Tricare network, and Medicaid-eligible patients may differ materially from Questcor’s estimates;

•	Questcor’s expenses and other capital needs for upcoming periods;

•	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

•	The complex nature of Questcor’s manufacturing process and the potential for supply disruptions or other business disruptions;

•	Questcor’s ability to attract and retain key management personnel;

•	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

•	Uncertainties regarding Questcor’s intellectual property;

•	The uncertainty of receiving required regulatory approvals in a timely way, or at all;

•	The impact to Questcor’s business caused by economic conditions;

•	Questcor’s limited pipeline for new products and its ability to identify product acquisition candidates and consummate transactions on terms acceptable to the Company; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2009 and other documents filed with the Securities and Exchange Commission.
The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
For more information, please visit www.questcor.com or www.acthar.com.

CONTACT:
Questcor	Investors	Media
Don Bailey	EVC Group	EVC Group
dbailey@Questcor.com	Barbara Domingo, 415-896-6820	Chris Gale, 646-201-5431
510-400-0776	Douglas Sherk, 415-896-6820

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$26,244	$23,298
Cost of sales (exclusive of amortization of purchased technology)	1,998	1,510

Gross profit	24,246	21,788
Gross margin	92%	94%
Operating expenses:
Selling, general and administrative	9,376	7,253
Research and development	2,747	2,456
Depreciation and amortization	125	118

Total operating expenses	12,248	9,827

Income from operations	11,998	11,961
Other income:
Interest and other income, net	96	268
Gain on sale of product rights	—	25

Total other income	96	293

Income before income taxes	12,094	12,254
Income tax expense	4,242	4,580

Net income	$7,852	$7,674

Net income per share:
Basic	$0.13	$0.12

Diluted	$0.12	$0.11

Shares used in computing net income per share:
Basic	61,893	65,498

Diluted	63,566	67,963

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$39,428	$45,829
Short-term investments	38,599	29,878

Total cash, cash equivalents and short-term investments	78,027	75,707
Accounts receivable, net of allowance for doubtful accounts of $77 at March 31, 2010 and December 31, 2009	13,397	14,833
Inventories, net	3,350	3,378
Prepaid expenses and other current assets	1,150	1,162
Deferred tax assets	8,166	8,180

Total current assets	104,090	103,260
Property and equipment, net	483	407
Purchased technology, net	3,298	3,372
Goodwill	299	299
Deposits and other assets	710	710
Deferred tax assets	3,392	3,392

Total assets	$112,272	$111,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,653	$12,921
Accrued compensation	1,719	2,140
Sales-related reserves	13,502	14,922
Income taxes payable	3,919	477
Other accrued liabilities	907	1,751

Total current liabilities	23,700	32,211
Lease termination and deferred rent liabilities and other non-current liabilities	1,145	1,226

Total liabilities	24,845	33,437

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 62,040,454 and 61,726,609 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	69,342	67,793
Retained earnings	18,076	10,224
Accumulated other comprehensive income (loss)	9	(14)

Total shareholders’ equity	87,427	78,003

Total liabilities and shareholders’ equity	$112,272	$111,440

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$7,852	$7,674
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	1,029	1,045
Amortization of investments	147	(43)
Depreciation and amortization	125	118
Gain on sale of product rights	—	(25)
Changes in operating assets and liabilities:
Accounts receivable	1,436	1,565
Inventories	28	(28)
Prepaid income taxes	—	2,960
Prepaid expenses and other current assets	12	(118)
Accounts payable	(9,268)	1
Accrued compensation	(421)	(930)
Sales-related reserves	(1,420)	507
Income taxes payable	3,442	—
Other accrued liabilities	(844)	(550)
Other non-current liabilities	(81)	(78)

Net cash flows provided by operating activities	2,037	12,098

INVESTING ACTIVITIES
Purchase of property and equipment	(127)	(29)
Purchase of short-term investments	(10,831)	(24,193)
Proceeds from maturities of short-term investments	2,000	15,000
Net proceeds from sale of product rights	—	25

Net cash flows used in investing activities	(8,958)	(9,197)

FINANCING ACTIVITIES
Issuance of common stock, net	520	250
Repurchase of common stock	—	(6,772)

Net cash flows provided by (used in) financing activities	520	(6,522)

Decrease in cash and cash equivalents	(6,401)	(3,621)
Cash and cash equivalents at beginning of period	45,829	13,282

Cash and cash equivalents at end of period	$39,428	$9,661